UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Wall, Suite 1800	79701
Midland, Texas	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, the Board of Directors (the “Board”) of Legacy Reserves GP, LLC (the “Company”), the general partner of Legacy Reserves LP (the “Partnership”), increased the size of the Board from eight (8) to nine (9) members and appointed Dwight Scott to the Board for an initial term that will expire at the 2017 annual meeting of the Partnership’s unitholders or upon his death, disability or resignation, whichever is earliest.

The increase in the size of the Board and the appointment of Mr. Scott were made pursuant to the Director Nomination Agreement (the “Director Nomination Agreement”), dated October 25, 2016, by and among the Company and GSO Capital Partners LP (“GSO”). GSO and certain funds and accounts managed, advised or sub-advised by GSO are the initial lenders under the Partnership’s Term Loan Credit Agreement (the “Second Lien Term Loan Credit Agreement”), dated October 25, 2016, among the Partnership, as borrower, Cortland Capital Market Services LLC, as administrative agent and second lien collateral agent, and the lenders party thereto. The Director Nomination Agreement requires that the size of the Board be increased from eight (8) members to nine (9) members and the resulting vacancy be filled with an individual designated by GSO, initially Mr. Scott, to serve on the Board (the “Designated Director”) who will not receive compensation for his service as a member of the Board. In the event of the resignation, death or removal (for cause or otherwise) of Mr. Scott from the Board, GSO will have the right for 90 days, or such longer period as agreed to by the Board, to designate a successor Designated Director to the Board to fill the resulting vacancy on the Board (and any applicable committee thereof), subject to certain qualification and governance requirements specified in the Director Nomination Agreement. The Director Nomination Agreement will terminate upon the earlier of either the maturity date of the Second Lien Term Loan Credit Agreement or the date on which there are no loans outstanding under the Second Lien Term Loan Credit Agreement and all commitments under the Second Lien Term Loan Credit Agreement are terminated.

Mr. Scott is a Senior Managing Director of Blackstone Group L.P. and head of GSO’s energy practice. Mr. Scott sits on the investment committees for GSO’s energy funds, mezzanine funds and rescue lending funds. Before joining GSO in 2005, Mr. Scott was an Executive Vice President and Chief Financial Officer of El Paso Corporation. Prior to joining El Paso Corporation, Mr. Scott served as a managing director in the energy investment banking practice of Donaldson, Lufkin & Jenrette. Mr. Scott earned a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from the University of Texas at Austin.
Other than the arrangements described herein, there is no arrangement or understanding between Mr. Scott and any other persons pursuant to which he was selected as a director. Other than the relationships described herein, there are no relationships between Mr. Scott and the Company, the Partnership or any of the Partnership’s subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

Date: November 18, 2016	/s/ Dan G. Leroy
Dan G. LeRoy
Vice President, General Counsel and Secretary